EXHIBIT 99.1
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                            A Rose With Another Name


Flower porn--it's more of a problem than you might think. Or at least it is for Blaine Harris, chief executive of Speaking Roses International, a Salt Lake City company that has patented a technology to laser-print almost any word, image or logo on a flower's petals. Almost. "We had a guy send in a picture of his girlfriend in a suggestive--more than suggestive--pose," he says.

"And we would not print that. Even for personal use." Though encumbered by scruples, Speaking Roses faces what ought to be a rosy future. In November the firm licensed its technology to flower giant Dole Fresh Flowers, which sells 50 million bouquets annually. Harris fantasizes that someday all of those could be embossed. His firm also sells flowers through FTD.com. He boldly predicts that Speaking Roses' (wholesale) sales will top $20 million in 2005, up from $2 million (with zero profit) for 2004. For now Speaking Roses' bouquets are available nationwide in more than 200 Albertsons and Jewel-Osco supermarkets. Roses have been customized for the 2005 Kentucky Derby, for the opening of the Clinton Library and for the Kerry-Edwards campaign (bouquets bedecked with presidential seals were delivered on election eve). Speaking of funerals, the bereaved are expected to be a huge market. Mortuaries should account for 25% of sales in 2005. "Some people like to put it on a mantel to remember when Mom died," Harris says. You know, tasteful.

Source: Forbes Magazine (December 27, 2004)